SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 9, 2009

QUALSEC

(Exact name of registrant as specified in its charter)

Wyoming

(State or other jurisdiction of incorporation)

          0-52907

           20-5776355

(Commission File Number)

(IRS Employer Identification No.)

1829 East Franklin Street, Chapel Hill, NC 27514

(Address of principal executive offices)

(Zip Code)

Registrant's telephone number, including area code:  (435) 713-0566

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.03.

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

A meeting of the shareholders was held on August 9, 2009, as set forth in an Information Statement mailed to shareholders of record on July 20, 2009.  Shareholders holding 124,700,000 of the 170,000,000 outstanding shares approved the following actions, without absentions or votes in opposition:

BE IT RESOLVED, that the Corporation amend its Articles of Incorporation to effect a reverse split of its common stock, at the rate of 1 new share for each 1,000 old shares by appending the following language at the end of Article Fourth of the Articles of Incorporation: “Effective on the filing of this amendment with the Wyoming Secretary of State,, the Common Stock of the Corporation shall be reverse split, such that each holder of one thousand shares of the outstanding shares of Common Stock shall be entitled to receive one share of new Common Stock.

FURTHER RESOLVED, that the Board of Directors be, and the same hereby is, vested with discretion to reduce the reverse split ratio or to abandon the amendment.

RESOLVED, that a new Article NINTH is added to the Articles of Incorporation to read as follows in its entirety: “NINTH:  Any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.  The written consent shall bear the date of signature of the shareholder who signs the consent and be delivered to the corporation for inclusion in the minutes or filing with the corporate records.”

The Board of Directors exercised the discretion granted by the shareholders to reduce the reverse split ratio to 1-for-30. An amendment to the Articles of Incorporation was filed with the Wyoming Secretary of State on September 9, 2009, and is attached as an exhibit to this Current Report.

Item 8.01.

Other Events.

The 1-for-30 reverse split has not yet been reflected on the OTC Bulletin Board. The Registrant has submitted an application to the Financial Regulatory Authority so that the reverse split will be reflected on the OTB Bulletin Board, but such application is still pending.

Item 9.01.  Financial Statements and Exhibits.

(a)

Financial Statements.

Not Applicable.

 (b) Exhibits

3.3 Amendment to Articles of Incorporation to effect the reverse stock split and permit shareholder consent actions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 18, 2009

QUALSEC

By: /s/ Learned J. Hand

     Learned J. Hand

      Chief Executive Officer

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